UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 24, 2013
Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 McInnis Parkway
San Rafael, California 94903
(Address of principal executive offices, including zip code)
(415) 507-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.
On September 24, 2013, Autodesk, Inc. (the “Company”) approved a restructuring plan that includes staff reductions and the consolidation of certain leased facilities. The Company expects to substantially complete these efforts by the end of its first quarter of fiscal 2015 (ending April 30, 2014). The Company anticipates incurring pre-tax restructuring charges of $15 million to $20 million, all of which would result in cash expenditures and of which $12 million to $16 million would be for one-time employee termination benefits and $3 million to $4 million would be for facilities-related costs. Approximately $8 million to $10 million of these pre-tax charges will be expensed in the third quarter of fiscal 2014 (ending October 31, 2013), $3 million to $5 million of these pre-tax charges will be expensed in the fourth quarter of fiscal 2014 (ending January 31, 2014), with the remainder in the first quarter of fiscal 2015.
The Company is taking these actions to re-balance staffing levels to better align them with the evolving needs of the business. While the Company is reducing its staffing levels areas in the near-term, the Company will increase staffing in areas where there is increased demand and opportunity.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Senior Vice President, General Counsel and Secretary
Date: September 30, 2013

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